Exhibit 99.1
CNX Gas Elects Joseph T. Williams to Board
Pittsburgh, July 10—CNX Gas Corporation (NYSE: CXG) announced today that Joseph T. Williams has been elected to the company’s board of directors. His election increases the number of directors to eight.
“Joe Williams is a welcome addition to our board,” said Nicholas J. DeIuliis, president and chief executive officer. “His extensive background in leadership positions within the oil & gas industry should be a huge asset to CNX Gas as we grow the company.”
Mr. Williams is a retired oil and natural gas industry executive who has held positions as chairman or chief executive officer or both for NASDAQ-, American-, and New York Stock Exchange-listed companies. Most recently, from October 2000 to December 2001, Mr. Williams served as chairman of DevX Energy, Inc. From July 1998 to August 1999, Mr. Williams was the president and chief executive officer of MCN Investment Corporation, a subsidiary of MCN Energy, Inc.
Early in his career, Mr. Williams spent 18 years with Chevron Corp. where he held management positions with increasing responsibility in both domestic and international operations. His executive positions after leaving Chevron included assignments at Mitchell Energy and Development Corp., Lear Petroleum Corporation, and PG & E Resources Company where, as president and chief executive officer, he oversaw the acquisition of several significant companies in building a mid-size independent oil and gas exploration and production company. He was a member of a number of industry organizations and was president of the Dallas Petroleum Club and chairman of the Dallas Wildcat Committee.
Mr. Williams is currently a director on the board of CONSOL Energy Inc., and a member of both the Society of Petroleum Engineers and the 25 Year Club of the Petroleum Industry. Mr. Williams received a Bachelor of Science in Petroleum Engineering from the University of Texas in 1960.
Mr. Williams qualifies as an “independent director” of CNX Gas under the corporate governance rules of the New York Stock Exchange, which are codified in Section 303A of the New York Stock Exchange Listed Company Manual.
Description
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the membership of companies included in the Russell 3000® Index and the Russell Midcap® Index.
Contact:
Dan Zajdel
Director — Investor and Public Relations
(412) 854-6719
danzajdel@cnxgas.com
www.cnxgas.com